Exhibit 99

VF Announces First Quarter Results and Declares Dividend

  1Q revenues and EPS in line with guidance
  Largest brands – Wrangler®, The North Face®, Lee® and Vans®– continue to perform well
  Cash flow projection raised; balance sheet remains strong
  Reducing full year guidance to reflect changes in global economic conditions

Information regarding VF’s first quarter conference call webcast today at 4:30 p.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--April 28, 2009--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the first quarter of 2009. All per share amounts are presented on a diluted basis.

On a constant currency basis, revenues were down 2%, net income decreased 25%, and earnings per share declined 24% to $1.01. Higher pension expense impacted constant dollar earnings by $.11 per share. Most of the remaining decline resulted from “transactional” impacts of foreign currency exchange rate fluctuations, related to the exceptional volatility in these rates during the quarter.

Revenues on a reported basis decreased 7% to $1,725.5 million, compared with $1,846.3 million in the first quarter of 2008. Foreign currency translation accounted for five percentage points of the decline, which was more than the four percentage points assumed in our prior guidance. Net income in the current quarter was $100.9 million compared with $149.0 million in the prior year’s quarter. Earnings per share declined to $.91 from $1.33, with most of the decline due to the aforementioned higher pension expense and transactional currency impacts, in addition to foreign currency translation that reduced earnings by $.10 per share.

There is no question that global volatility and challenging economic conditions affected our businesses in the first quarter. It is important to note that our four largest and most powerful brands, which represent over 60% of VF’s total revenues – Wrangler®, The North Face®, Lee® and Vans® – continue to perform well in this environment, with global sales for Wrangler® and The North Face® up on a constant currency basis during the quarter, and Lee® and Vans® brand revenues up domestically. These brands continue to gain or hold share in most markets, which gives us confidence in our ability to navigate successfully through these difficult times.

“We are pleased that we met our first quarter targets,” said Eric C. Wiseman, Chairman, President and Chief Executive Officer. “Our balance sheet, liquidity and cash flow remain very strong, inventories are down and we’re on track with our cost reduction initiatives. However, changes in several key markets have led us to reduce our top and bottom line assumptions for the balance of the year.

He continued, “Times like these offer strong companies with strong brands like ours a unique opportunity to drive market share gains and improve their long-term competitive position. We intend to take advantage of this opportunity by continuing to invest behind our brands’ core growth strategies to gain share, and we intend to emerge from these difficult times stronger than ever.”

First Quarter Business Review

Outdoor and Action Sports

Our Outdoor and Action Sports results reflect the strength of our brands, which continue to perform very well despite challenging global conditions. On a constant currency basis, total revenues increased 2%, with revenues in our Americas businesses rising 4% and international revenues down 1%. In Asia, our revenues grew at a strong double-digit rate in the quarter as we continue to aggressively expand our business there. Global revenues of The North Face® brand – VF’s second largest brand – grew 14% in the quarter on a constant currency basis, with healthy growth in the brand’s direct-to-consumer business. Global revenues of the Vans® brand were about flat on a constant currency basis and were up 3% domestically. Total direct-to-consumer revenues for our Outdoor and Action Sports coalition rose 16%, as we continued to open new stores and expand our e-commerce business. On a reported basis, total revenues of our Outdoor and Action Sports coalition declined 5%.

Operating margins remained strong in the quarter, although down slightly due to the transactional impacts of foreign currency exchange rate fluctuations.

Jeanswear

Domestic jeanswear revenues rose 4% in the first quarter, with a 3% increase in Wrangler® brand revenues and a 7% increase in Lee® brand revenues and both brands continuing to gain share in their respective channels of distribution.

International jeanswear revenues dropped 8% on a constant currency basis, as sharper than anticipated economic declines impacted our Eastern European and Scandinavian businesses, which account for nearly 40% of our total annual jeans business in Europe. We continue to achieve strong results in Asia, where revenues rose 15% in the quarter.

On a global, constant currency basis, Wrangler® brand revenues grew 1% while Lee® brand revenues declined 4%. Total revenues of our Jeanswear coalition on a constant currency basis were down 1%, while on a reported basis total revenues were down 6%.

Operating income declined 25% on a constant currency basis, due to higher distressed inventory levels, lower absorption of fixed overhead expenses and transactional impacts of foreign currency exchange rate fluctuations primarily in our European jeans business.

Sportswear

Total revenues of our Sportswear coalition, which includes our Nautica® brand and the Kipling® brand in North America, decreased 14% in the quarter, reflecting the continuation of weak department and outlet store trends that impacted both brands, as well as our exit of the women’s sportswear wholesale business in mid-2008.

Operating income more than doubled during the quarter; margins in the quarter reflect the seasonality of the business, and we remain on track to deliver significantly improved operating income and margins for the full year.

Contemporary Brands

Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, lucy®, John Varvatos®, Ella Moss® and Splendid® brands, decreased 4% on a constant currency basis and were down 6% as reported. Lower 7 For All Mankind® brand revenues reflect substantially weaker than expected conditions in upper tier and specialty store channels. Declines in our 7 For All Mankind® and lucy® brand revenues were partially offset by double-digit growth in our John Varvatos® brand and by the recent acquisition of the Ella Moss® and Splendid® brands, which contributed $6 million to revenues in the quarter.

Operating income and margins increased slightly on a constant currency basis in the quarter.

Imagewear

Total revenues of our Imagewear coalition were 8% lower in the quarter, driven primarily by declines in our industrial and protective apparel businesses; these businesses have been impacted by a higher than anticipated rise in unemployment levels to over 12% in the manufacturing and the petrochemical sectors, which led to reduced uniform sales.

Operating income dropped 31%, due primarily to declines in our industrial and protective apparel businesses where profitability levels are typically higher than the coalition average, as well as the impact of lower volume on expense absorption.

International revenues declined 5% on a constant currency basis due to the aforementioned challenges in our European jeans business. Revenues of our Asian businesses continued to grow strongly, up 24% in the quarter, with solid growth in our Lee®, The North Face®, Vans®, Napapijri® and Kipling® brands.

Our direct-to-consumer business grew 4% in the quarter, driven by strong increases in Vans® and The North Face® brands’ direct-to-consumer sales. Nineteen stores were opened, including new stores for our Vans®, The North Face® and 7 For All Mankind® brands, bringing the total number of owned retail stores to 705 at the end of the quarter.

Maintaining our strong balance sheet and aggressively managing inventories continue to be high priorities for us. Cash and equivalents of $276 million were above March 2008 levels despite acquisition spending, and should exceed $600 million at year-end, barring additional acquisitions this year. Our liquidity remains strong, with $1.1 billion available in lines of credit through a diversified group of domestic and international lenders and no long-term debt payments due until October 2010. Inventories declined 4%, and by year-end are expected to be more than 10% below year-end 2008 levels. We continue to expect another year of strong cash flow from operations in 2009. Based on our continued efforts to aggressively manage inventories in this environment, we are raising our cash flow projections to $750 million from our previous guidance of $700 million.

Outlook

While we achieved our guidance in the first quarter, changing market conditions in several key areas have led us to reassess our revenue and earnings assumptions for the remainder of the year. Due to increased volatility in global market conditions, we have decided to discontinue our practice of providing specific quarterly guidance.

Regarding our annual guidance, revenues are now expected to decline by 5 to 7%, with more than half, or 4%, of the decline due to foreign currency translation. This revision is due to three primary factors:

  The severe contraction in the economies of Eastern Europe and Scandinavia that is impacting our international jeanswear business in particular, as these geographies combined account for nearly 40% of our total annual European jeans revenues.
  A rapid rise in unemployment levels in the manufacturing and petrochemical sectors that are resulting in lower than anticipated sales of uniforms in our Imagewear coalition.
  Weakening conditions across most upper tier department and specialty stores that are affecting the 7 For All Mankind® premium denim business in particular.

We are also establishing a new range for 2009 earnings per share of $4.70 to $5.00 versus $5.42 in 2008. This includes the previously disclosed impacts of higher pension expense and foreign currency translation, which combined should lower earnings by $.80 per share. In addition, transactional foreign currency impacts are negatively affecting earnings this year. Absent these impacts, earnings would be well above prior year levels.

Most of the reduction in our 2009 earnings guidance relates to the previously mentioned challenges faced by our European jeans business. In addition, given the strong operating margins of our Imagewear and Contemporary Brands businesses, modest reductions in our revenue expectations for these coalitions have a disproportionate impact on earnings.

Actions taken in the fourth quarter of 2008 to reduce costs by $100 million beginning this year are on track, and we will continue to be vigilant about controlling costs across all businesses.

“Naturally, as we consider the challenges to our earnings this year, we considered taking further expense reductions in areas such as advertising and product development to help protect our profitability. History has shown that investing in strong brands and new products during recessionary times significantly improves a company’s prospects for growth when conditions improve, which is why we will continue investing behind our strongest brands,” said Mr. Wiseman.

As indicated in our prior guidance, first half comparisons will be significantly more difficult than those of the second half, with the second quarter marking the low point of the year in our revenue and earnings comparisons, given seasonal factors and the cadence of profits from our lifestyle and retail businesses.

“We are disappointed that we will not meet our original projections for the year,” continued Mr. Wiseman. “However, given the strong performance of our largest brands, we remain confident about our long-term potential and believe we have the right plans, strategies and skills in place to realize that potential. Considering our strong profitability, healthy cash flow and solid balance sheet, we believe we have a once-in-a-generation opportunity to create tremendous value for our shareholders as we focus and execute against a well-defined and proven set of growth strategies.”

Dividend Declared

The Board of Directors declared a cash dividend of $.59 per share, payable on June 19, 2009 to shareholders of record as of the close of business on June 9, 2009.

Constant Currency Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). An explanation of management's use of this nonGAAP financial information is described in the supplemental financial information on page 10.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Splendid®, Ella Moss®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its first quarter conference call and webcast today at 4:30 p.m. ET. Interested parties should call 1-888-599-8692 domestic, or 1-913-312-0820 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through May 5th and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 8326944. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended March

	2009	2008

Net Sales	$1,707,301	$1,825,277
Royalty Income	18,173	21,064

Total Revenues	1,725,474	1,846,341

Costs and Operating Expenses
Cost of goods sold	996,640	1,014,130
Marketing, administrative and general expenses	567,386	588,086
	1,564,026	1,602,216

Operating Income	161,448	244,125

Other Income (Expense)
Interest income	765	1,696
Interest expense	(22,015)	(22,199)
Miscellaneous, net	1,249	(298)
	(20,001)	(20,801)

Income Before Income Taxes	141,447	223,324

Income Taxes	41,013	74,378

Net Income	100,434	148,946

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries
	505	86

Net Income Attributable to VF Corporation	$100,939	$149,032

Earnings Per Share Attributable to VF Corporation
Basic	$0.92	$1.36

Diluted	$0.91	$1.33

Weighted Average Shares Outstanding
Basic	109,992	109,361
Diluted	111,028	111,877

Cash Dividends Per Common Share	$0.59	$0.58

Fiscal periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 30. For presentation purposes herein, all references to periods ended March 2009, December 2008 and March 2008 relate to the fiscal periods ended as of April 4, 2009, January 3, 2009 and March 29, 2008, respectively.

Change in accounting policy: VF adopted FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, at the beginning of 2009. In accordance with its presentation requirements, prior years' financial statements have been adjusted to separately present net income attributable to noncontrolling (minority) interests in subsidiaries and to reclassify noncontrolling interests in subsidiaries to Stockholders' Equity.

VF CORPORATION
Consolidated Balance Sheets
(In thousands)

	March	December	March
	2009	2008	2008

ASSETS

Current Assets
Cash and equivalents	$276,428	$381,844	$259,855
Accounts receivable, net	996,507	851,282	1,123,141
Inventories	1,118,073	1,151,895	1,170,594
Other current assets	230,251	267,989	224,893
Total current assets	2,621,259	2,653,010	2,778,483

Property, Plant and Equipment	1,558,857	1,557,634	1,553,136
Less accumulated depreciation	926,444	914,907	894,821
	632,413	642,727	658,315

Intangible Assets	1,563,268	1,366,222	1,414,249

Goodwill	1,437,682	1,313,798	1,332,723

Other Assets	369,328	458,111	458,373

	$6,623,950	$6,433,868	$6,642,143

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$287,873	$53,580	$303,181
Current portion of long-term debt	3,272	3,322	3,661
Accounts payable	323,536	435,381	367,901
Accrued liabilities	483,523	519,899	563,382
Current liabilities of discontinued operations	-	-	408
Total current liabilities	1,098,204	1,012,182	1,238,533

Long-term Debt	1,140,414	1,141,546	1,143,620

Other Liabilities	811,163	722,895	606,912

Commitments and Contingencies

Stockholders' Equity
Common stock	110,276	109,848	108,924
Additional paid-in capital	1,763,818	1,749,464	1,664,314
Accumulated other comprehensive income (loss)	(297,760)	(276,294)	138,974
Retained earnings	1,996,972	1,972,874	1,739,214
Noncontrolling interests in subsidiaries	863	1,353	1,652

Total stockholders' equity	3,574,169	3,557,245	3,653,078

	$6,623,950	$6,433,868	$6,642,143

VF CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March

	2009	2008

Operating Activities
Net income	$100,434	$148,946
Adjustments to reconcile net income to cash used
by operating activities of continuing operations:
Depreciation	22,035	24,402
Amortization of intangible assets	9,102	9,895
Other amortization	3,311	2,926
Stock-based compensation	11,668	15,834
Pension funding less than expense	18,338	1,067
Other, net	3,372	7,409
Changes in operating assets and liabilities,
net of acquisitions:
Accounts receivable	(152,542)	(122,798)
Inventories	27,282	(16,009)
Other current assets	40,211	1,008
Accounts payable	(109,748)	(148,496)
Accrued compensation	(8,982)	(52,376)
Accrued income taxes	(3,858)	67,210
Accrued liabilities	(2,594)	29,201
Other assets and liabilities	6,608	(18,511)

Cash used by operating activities of continuing operations	(35,363)	(50,292)

Cash used by discontinued operations	-	(663)
Cash used by operating activities	(35,363)	(50,955)

Investing Activities
Capital expenditures	(16,983)	(21,673)
Business acquisitions, net of cash acquired	(207,219)	-
Software purchases	(1,840)	(1,440)
Sale of property, plant and equipment	1,700	2,444
Other, net	(1,107)	301
Cash used by investing activities	(225,449)	(20,368)

Financing Activities
Increase in short-term borrowings	235,912	171,251
Payments on long-term debt	(1,110)	(1,315)
Purchase of Common Stock	-	(123,676)
Cash dividends paid	(64,966)	(63,528)
Proceeds from issuance of Common Stock, net	(6,740)	11,059
Tax benefits of stock option exercises	(2,438)	8,397

Cash provided by financing activities	160,658	2,188

Effect of Foreign Currency Rate Changes on Cash	(5,262)	7,127

Net Change in Cash and Equivalents	(105,416)	(62,008)

Cash and Equivalents - Beginning of Year	381,844	321,863

Cash and Equivalents - End of Period	$276,428	$259,855

VF CORPORATION
Business Segment Information
(In thousands)

	Three Months Ended March

	2009	2008

Coalition Revenues
Outdoor and Action Sports	$605,937	$636,244
Jeanswear	667,383	712,228
Imagewear	226,651	247,034
Sportswear	103,570	119,735
Contemporary Brands	101,924	108,461
Other	20,009	22,639

Total coalition revenues	$1,725,474	$1,846,341

Coalition Profit
Outdoor and Action Sports	$92,004	$105,506
Jeanswear	89,034	122,277
Imagewear	22,867	33,253
Sportswear	4,508	2,102
Contemporary Brands	11,805	13,443
Other	(2,016)	(2,775)

Total coalition profit	218,202	273,806

Corporate and Other Expenses	(55,505)	(29,979)
Interest, net	(21,250)	(20,503)

Income Before Income Taxes	$141,447	$223,324

Defined benefit pension plan expense: Defined benefit pension plans in the United States are centrally managed. Coalition profit includes only the current year service cost component of pension cost. Other components of pension cost totaling $20.8 million for the three months ended March 2009, primarily representing amortization of deferred actuarial losses, are recorded in Corporate and Other Expenses.

Change in organization: Operating results of the John Varvatos business unit for 2008 have been reclassified from the Sportswear Coalition to the Contemporary Brands Coalition consistent with the change in internal management organization for 2009.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months	Impact of	Three Months
	Ended	Foreign	Ended
	March 2009	Currency	March 2009
	As Reported	Exchange	Constant Currency

Coalition Revenues
Outdoor and Action Sports	$605,937	$(41,209)	$647,146
Jeanswear	667,383	(36,462)	703,845
Imagewear	226,651	(54)	226,705
Sportswear	103,570	-	103,570
Contemporary Brands	101,924	(2,255)	104,179
Other	20,009	-	20,009

Total coalition revenues	$1,725,474	$(79,980)	$1,805,454

Coalition Profit
Outdoor and Action Sports	$92,004	$(8,583)	$100,587
Jeanswear	89,034	(3,481)	92,515
Imagewear	22,867	82	22,785
Sportswear	4,508	-	4,508
Contemporary Brands	11,805	(1,829)	13,634
Other	(2,016)	-	(2,016)

Total coalition profit	218,202	(13,811)	232,013

Corporate and Other Expenses	(55,505)	-	(55,505)
Interest, net	(21,250)	-	(21,250)

Income Before Income Taxes	$141,447	$(13,811)	$155,258

Constant Currency Financial Information
VF is a global company that reports its financial information in U.S. dollars, in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF in U.S. dollars from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a nonGAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA, VP, Financial & Corporate Communications
212-841-7141 or 336-424-6189; cindy_knoebel@vfc.com